Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Wayne-Kent A. Bradshaw, CEO Sam Sarpong, CFO (323) 634-1700 www.broadwayfederalbank.com

Broadway Financial Corporation Reports Receipt of Nasdaq Deficiency Letter

LOS ANGELES, CA – (BUSINESS WIRE) – August 24, 2012 – Broadway Financial Corporation (the “Company”) (Nasdaq Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (“Broadway Federal”), today reported that it has received a letter, dated August 20, 2012, from the Nasdaq Listing Qualifications Department stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company has not yet filed with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the second quarter of 2012. Rule 5250(c)(1) requires that Nasdaq listed companies file their required periodic financial reports with the SEC on a timely basis. The Company is not able to complete its financial statements as of and for the quarter ended June 30, 2012, and therefore is not able to complete preparation of its second quarter 2012 Form 10-Q, because the Company has concluded that the consolidated financial statements of the Company and its wholly owned subsidiary, Broadway Federal, for the year ended December 31, 2011 and the related discussion of results of operations and financial condition included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, should be restated and should no longer be relied on. Management also concluded that the Company’s previously issued earnings release summarizing the Company’s financial results for the first quarter of 2012, including the summary financial statements included therein, should be revised and should no longer be relied upon. This caused the delay in the filing of the second quarter 2012 Form 10-Q.

Under the Listing Rules of the Nasdaq Small-Cap Market, the Company must submit a plan to Nasdaq within 60 calendar days from the date of its receipt of the Nasdaq letter for coming into compliance with Listing Rule 5250(c)(1). If Nasdaq accepts the plan, the Listing Rules further provide that Nasdaq may grant an exception to the Company of up to 180 calendar days from the original due date of the Company’s Form 10-Q, or until November 19, 2012, to regain compliance with Listing Rule 5250(c)(1). The Company expects to file its second quarter 2012 Form 10-Q by September 30, 2012.

About Broadway Federal Bank

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

SOURCE: Contact:	Broadway Financial Corporation Sam Sarpong, Chief Financial Officer, (323) 556-3224; or investor.relations@broadwayfederalbank.com